FOR IMMEDIATE RELEASE

Contact:        Jack L. Brozman, President & Chief Executive Officer
Paul Gardner, Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
(913) 831-9977

Concorde Reports 3rd Quarter Results - Revenue Increase of 6.0%, Earnings Decrease of 35% and Earnings per Share Decrease of 36%.

Mission, Kansas, October 28th, 2004...Concorde Career Colleges, Inc. (NASDAQ: CCDC), a provider of career training in allied health programs, today announced results for the quarter ended September 30, 2004. Revenue increased 6.0% from third quarter of 2003 to $21.1 million, enrollments decreased 3.8% from third quarter of 2003 and net income was $1,150,000 or $.18 per diluted share for the quarter compared to $.28 in the 3rd quarter of 2003.

Jack Brozman, President & CEO, said “We are lowering our earnings guidance for 2004 but still anticipate revenue to range from $81 to $82 million. We estimate diluted earnings per share will range from $0.70 to $0.72 for 2004. We have seen less than anticipated enrollments in existing programs; however, the change from our previous guidance is primarily due to additional operational expenses. These expenses include instructional wage increases due to higher salaries for some positions and additional staff, professional fee increases due to additional accounting and legal fees related to Sarbanes-Oxley regulations and other regulatory work and a higher provision for uncollectible accounts due to aging of receivables. We will incur additional advertising expense due to the higher cost of media and increased Internet advertising spending. Also, we will have higher expenses for administrative wages and employee procurement as additional corporate staff is added to support and improve campus operations. ”

We have made substantial progress during 2004 adding new programs and anticipate that we will have ten new programs in place by the end of the year. During 2003 we were able to start only three new programs. Six programs began in the first nine months of 2004. However, we need to continue to execute new program rollouts and improve our advertising and admissions process. We believe our growth in 2005 will come from the addition of these new programs and believe there is room for growth in existing programs.

Operating Results

Concorde's results for the quarter ended September 30, 2004 included the following:

▪	Revenue grew 6.0% to $21.1 million compared to $19.9 million in 2003.
▪	Diluted earnings per share was $.18 compared to $.28.
▪	Student enrollments decreased 3.8% to 2,859 for the quarter compared to 2,972 in 2003.
▪	Average student population decreased .5% to 6,031 in 2004 compared with 6,061 in 2003.
▪	Net income decreased $615,000 to $1,150,000 for the quarter compared to $1,765,000 in 2003.

Concorde's results for the nine months ended September 30, 2004 included the following:

▪	Revenue grew 12.6% to $62.1 million, compared to $55.1 million in 2003.
▪	Diluted earnings per share was $.58, compared to $.76.
▪	Student enrollments increased 0.7% to 7,688, compared to 7,638 in 2003.
▪	Average student population increased 6.1% to 6,101 in 2004, compared with 5,750 in 2003.
▪	Net income decreased $1,134,000 to $3,651,000, compared to $4,785,000 in 2003.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2004 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

Concorde Career Colleges, Inc.
Quarter Ended September 30, 2004 and 2003

	2004	2003
Revenue	$21,082,000	$19,888,000
Instruction costs and services	6,755,000	6,056,000
Selling and promotional	3,043,000	2,654,000
General and administrative	8,511,000	7,527,000
Provision for uncollectible accounts	939,000	803,000

Total operating expense	19,248,000	17,040,000

Operating income	1,834,000	2,848,000
Non-operating income and interest, net	50,000	45,000
Provision for income taxes	734,000	1,128,000

Net income	$1,150,000	$1,765,000

Basic income per share	$0.19	$0.30
Basic weighted average shares	5,984,000	5,877,000
Diluted income per share	$0.18	$0.28
Diluted weighted average shares	6,271,000	6,318,000

Nine Months Ended September 30, 2004 and 2003

	2004	2003
Revenue	$62,084,000	$55,138,000
Instruction costs and services	19,662,000	16,653,000
Selling and promotional	8,499,000	7,110,000
General and administrative	25,405,000	21,792,000
Provision for uncollectible accounts	2,673,000	1,884,000

Total operating expense	56,239,000	47,439,000

Operating income	5,845,000	7,699,000
Non-operating income and interest, net	140,000	113,000
Provision for income taxes	2,334,000	3,027,000

Net income	$3,651,000	$4,785,000

Basic income per share	$0.61	$0.82
Basic weighted average shares	5,986,000	5,861,000
Diluted income per share	$0.58	$0.76
Diluted weighted average shares	6,343,000	6,275,000

Condensed Balance Sheet Information	September 30, 2004	September 30, 2003	December 31, 2003

Cash and short term investments	$22, 489,000	$18,052,000	$19,813,000
Accounts receivable, net	25,950,000	27,789,000	22,595,000
Other current assets	3,165,000	3,337,000	3,233,000

Total current assets	51,604,000	49,178,000	45,641,000
Fixed assets, net	7,560,000	4,748,000	4,928,000
Other long term assets	2,314,000	1,993,000	2,117,000
Total assets	61,478,000	55,919,000	52,686,000

Deferred revenue	29,867,000	29,994,000	25,540,000
Other current liabilities	7,295,000	7,383,000	6,055,000

Total current liabilities	37,162,000	37,377,000	31,195,000
Other long term liabilities	428,000	157,000	428,000
Stockholders' Equity	23,888,000	18,385,000	20,663,000
Total liabilities and Stock holders' Equity	61,478,000	$55,919,000	$52,686,000

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